UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

 ___________________________

FORM 8-K

 ___________________________

CURRENT REPORT
Pursuant to Section 13 or 15 (d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2022

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Navient Corporation
(Exact name of registrant as specified in its charter)

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Delaware	001-36228	46-4054283
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

123 Justison Street, Wilmington, Delaware	19801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 283-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $.01 per share	NAVI	The Nasdaq Global Select Market
6% Senior Notes due December 15, 2043	JSM	The Nasdaq Global Select Market

ITEM 1.01 Entry into a Material Definitive Agreement

On January 13, 2022, Navient Corporation (the “Company”), and the Company’s subsidiaries Navient Solutions, LLC and Pioneer Credit Recovery, Inc., entered into a series of Consent Judgment and Orders (the “Agreements”) with 40 State Attorneys General to resolve all matters in dispute related to the previously disclosed lawsuits filed by the Commonwealth of Pennsylvania and the States of Washington, Illinois, California, New Jersey and Mississippi as well as the related investigations, subpoenas, civil investigative demands and inquiries from various other State Attorneys General (collectively, the “Actions”) subject to final court approval. These Agreements do not resolve the previously disclosed litigation involving the Company and the Consumer Financial Protection Bureau.

Navient believes strongly that its policies and practices are sound, expressly denies the allegations and expressly denies that it has violated any law or engaged in any action that has harmed borrowers. After years of discovery, no evidence was produced to substantiate these claims. The Company resolved the Actions to avoid the continued burden, expense, time and distraction of state-by-state litigation and investigations.

Navient will cancel loan balances of approximately 66,000 borrowers with qualifying private education loans that were originated largely between 2002 and 2010 and later defaulted and charged off. The majority of these borrowers attended for-profit schools that were closed years after the loans were originated due to actions taken by various state or federal agencies. Navient will notify the affected borrowers and co-borrowers shortly after the Agreements receive final court approvals. The loans to be cancelled have aggregate outstanding balances of approximately $1.7 billion. The pre-tax expense to the Company to cancel these loans is approximately $50 million which represents the amount of expected future recoveries of these charged-off loans on the balance sheet.

In addition, the Company will make a one-time payment of approximately $145 million to the states. A portion of that payment will reimburse the states for their costs with the remaining funds to be used by the states to provide payments to certain student loan borrowers as determined by the states. Navient also has agreed to maintain servicing practices that support borrower success, nearly all matching the company’s long-established practices.

In the fourth quarter of 2021, the Company recognized regulatory expenses of approximately $170 million on an after-tax basis. Navient estimates that these costs are substantially lower than the expected costs of ongoing state litigation and investigations and historically these matters have represented the vast majority of our regulatory costs. Prior to the fourth quarter, this contingent liability was neither probable nor reasonably estimable and, as a result, no contingent liability had been previously established. The Company anticipates no changes to its previously announced capital return strategy.

The foregoing description of the Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreements, a copy of which will be filed and incorporated by reference as an exhibit to the Company’s 2021 Annual Report on Form 10-K.

Item 7.01 REGULATION FD DISCLOSURE

The Company frequently provides relevant information to its investors via posting to its corporate website. On January 13, 2022, a fact sheet entitled “Frequently Asked Questions: Navient Resolution of Legal Matters with State Attorneys General” is being made available on the Investor page of the Company’s website at https://navient.com/investors/ and is attached hereto as Exhibit 99.2 and incorporated herein by reference.

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The information contained in, or incorporated into, Item 7.01 and Item 8.01, including Exhibits 99.1 and 99.2 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

ITEM 8.01 OTHER MATTERS

On January 13, 2022, the Company issued a news release announcing that it and two of its subsidiaries entered into a series of Consent Judgment and Orders discussed in Item 1.01 and incorporated herein by reference. A copy of the news release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit

99.1	News Release Dated January 13, 2022

99.2	Frequently Asked Questions: Navient Resolution of Legal Matters with State Attorneys General

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVIENT CORPORATION (Registrant)

	By:	/s/ Mark L. Heleen
	Name:	Mark L. Heleen
	Title:	Chief Legal Officer

Date: January 13, 2022

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